BROADCOM LIMITED

SEVERANCE BENEFIT AGREEMENT

This Severance Benefit Agreement (the “Agreement”) is made and entered into by and between Thomas H. Krause, Jr., (“Executive”) and Broadcom Limited (company registration number 201505572G), a public company incorporated under the Singapore Companies Act (the “Company”), and is effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

A.        The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Compensation Committee has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B.    The Compensation Committee believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its shareholders.

C.    The Compensation Committee believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company and its subsidiaries (collectively, “Broadcom”) that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with Broadcom notwithstanding the possibility of such an event.

D.    Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 8 below.

The parties hereto agree as follows:

1.    Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment with Broadcom is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment with Broadcom terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.    Change in Control. In the event that the price per Company ordinary share paid by an acquirer in a Change in Control is equal to or greater than the minimum share price contingency upon which a portion of a performance-based share option or other equity award would become vested and/or exercisable under the applicable award agreement, then such minimum share price contingency shall be deemed to have been satisfied as of immediately prior to the Change in Control. In the event Executive holds performance-based equity awards that vest based upon the achievement of performance goals other than average share price, then the performance goals applicable to such performance-based equity awards shall be deemed satisfied up to 100% to the extent determined appropriate by the Board, in its sole discretion, based upon the performance of the Company through the date of such Change in Control.

4.    Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by Broadcom, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, Broadcom shall provide Executive with the following:

(a)    Severance. Executive shall be entitled to receive Executive’s base salary at the rate in effect immediately prior to the Termination Date during the period of time commencing on the Termination Date and ending on the nine (9) month anniversary of the Termination Date. Executive shall also be entitled to receive an additional amount equal to the lesser of fifty percent (50%) of (i) Executive’s actual cash bonus for the prior year and (ii) Executive’s target cash bonus for the prior year, provided that for Executive’s first year of employment, Executive’s actual bonus for the prior year and Executive’s target bonus for the prior year shall both be deemed to be your first year’s target bonus. Such payments shall be made in substantially equal installments in accordance with Broadcom’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date the Release of Claims becomes effective and irrevocable and with the first installment to include any amount that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date.

(b)    Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Broadcom shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the six (6) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After Broadcom ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

5.    Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive delivers to Broadcom a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by Broadcom, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, Broadcom shall provide Executive with the following:

(a)    Severance. Executive shall be entitled to receive Executive’s base salary at the rate in effect immediately prior to the Termination Date during the period of time commencing on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date. Executive shall also be entitled to receive an additional amount equal to the lesser of one hundred percent (100%) of (i) Executive’s actual cash bonus for the prior year and (ii) Executive’s target cash bonus for the prior year, provided that for Executive’s first year of employment, Executive’s actual bonus for the prior year and Executive’s target cash bonus for the prior year shall both be deemed to be Executive’s first year’s target cash bonus. Such payments shall be made in substantially equal installments in accordance with Broadcom’s standard payroll policies, less applicable withholdings, with such installments to commence on the first payroll date following the date the Release of Claims becomes effective and irrevocable and with the first installment to include any amount that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date.

(b)    Equity Awards. Each outstanding and unvested equity and equity-linked award that, pursuant to its terms and after giving effect to any deemed satisfaction of performance goals pursuant to Section 3, vests solely based upon continued service, including, without limitation, each time-based share option and restricted share unit award, held by Executive shall automatically become vested and, if applicable, any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one-hundred percent (100%) of that number of unvested shares underlying such equity award as of the Termination Date.

(c)    Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, Broadcom shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the twelve (12) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After Broadcom ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

6.    Other Terminations. If Executive’s service with Broadcom is terminated by Broadcom or by Executive for any or no reason other than as a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

7.    Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise

(“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by Broadcom for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. Broadcom shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to Broadcom and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Broadcom or Executive) or such other time as requested by Broadcom or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Broadcom and Executive. Any reduction in payments and/or benefits pursuant to this Section 7 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than share options; (3) cancellation of accelerated vesting of share options; and (4) reduction of other benefits payable to Executive.

8.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause. “Cause” means (i) Executive’s willful refusal to perform in any material respect Executive’s lawful duties or responsibilities for Broadcom or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board; (ii) Executive’s material breach of any provision of this Agreement that is not cured upon ten (10) days notice thereof; (iii) the engaging by Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to Broadcom, including, but not limited to, misappropriation or conversion of assets of Broadcom (other than non-material assets); or (iv) Executive’s conviction of or entry of a plea of nolo contendere to a felony.

(b)    Change in Control. “Change in Control” shall mean and includes each of the following:

i.A transaction or series of transactions (other than an offering of Company ordinary shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934)

of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii.During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Sections 8(b)(i) or 8(b)(iii) hereof) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

A.    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

B.    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(b)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

iv.    The Company’s shareholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(c)    Change in Control Period. “Change in Control Period” means the twelve (12) month period of time commencing upon a Change in Control.

(d)    Covered Termination. “Covered Termination” means the termination of Executive’s employment by Broadcom other than for Cause, by Executive for Good Reason, or because of Executive’s death or permanent disability, in each case, to the extent necessary, that constitutes a “Separation from Service” (as defined below).

(e)    Good Reason. “Good Reason” means any of the following: (A) a material reduction in Executive’s salary (other than as part of a broad salary reduction program instituted because Broadcom is in financial distress); (B) a substantial reduction in Executive’s duties and responsibilities; (C) the elimination or reduction of Executive’s eligibility to participate in Broadcom’s benefit programs that is inconsistent with the eligibility of executive employees of Broadcom to participate therein; (D) Broadcom informs Executive of its intention to transfer Executive’s primary workplace to a location that is more than 50 miles from the location of Executive’s primary workplace as of such date; (E) Broadcom’s material breach of this Agreement that is not cured within sixty (60) days written notice thereof; and (F) any serious chronic mental or physical illness of Executive or a member of Executive’s family that requires Executive to terminate Executive’s employment because of substantial interference with Executive’s duties at Broadcom; provided, that at Broadcom’s request Executive shall provide Broadcom with a written physician’s statement confirming the existence of such mental or physical illness. Notwithstanding the foregoing, Executive shall not be deemed to have “Good Reason” under this Agreement unless Executive provides written notice to Broadcom of the event or condition giving rise to Good Reason within ninety (90) days after its initial occurrence, such event or condition continues to exist on the thirtieth (30th) day following Broadcom’s receipt of such notice (the “Cure Period”) and Executive’s resignation is effective within sixty (60) days following the end of the Cure Period.

(f)    Termination Date. “Termination Date” means the date Executive experiences a Covered Termination.

9.    Successors.

(a)    Company’s Successors. Except as set forth in Sections 4(b) and 5(c) above, any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.    Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that Broadcom has on file for Executive. In the case of the Company or Broadcom, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s General Counsel.

11.    Confidentiality; Non-Disparagement.

(a)Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to Broadcom pursuant to Executive’s invention assignment and confidentiality agreement with the Company (the “Confidential Information Agreement”).

(b)    Non-Disparagement. Executive agrees that he or she shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 11(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

12.    Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Broadcom shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

13.    Miscellaneous Provisions.

(a)    Section 409A.

i.Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 4 or 5 above unless Executive’s termination of employment constitutes a “separation from service” with Broadcom within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 13(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

ii.Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

iii.Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

iv.    Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(b)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance or change in control benefits in Executive’s offer letter agreement, employment agreement and any equity award agreement.

(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Severance Benefit Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

BROADCOM LIMITED
(Company Registration Number 201505572G)

By:    /s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer
Date: October 17, 2016

EXECUTIVE

/s/ Thomas H. Krause, Jr.
Thomas H. Krause, Jr.
Date: October 17, 2016